OPERATIONS SERVICES AGREEMENT

OPERATIONS SERVICES AGREEMENT dated February 11, 2011, between Nomura Partners Funds, Inc. (the “Corporation”), on behalf of each of its current and future series (the “Funds”) severally and jointly, and Nomura Asset Management U.S.A., Inc. (“NAM”).

WHEREAS, the Corporation has been established as a Maryland corporation to engage in the business of an investment company;

WHEREAS, the Corporation desires to retain NAM to provide management services to oversee and administer the day-to-day operations of the Corporation; and

WHEREAS, NAM serves as investment adviser to each Fund and for no compensation beyond that stated in its investment advisory agreements with the Funds (the “Investment Advisory Agreements”) is also willing to provide operations management services to the Funds on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the promises and covenants hereinafter contained, the parties hereto agree as follows:

1. Operations Services Agent. The Corporation hereby appoints NAM to act as its Operations Services Agent, to furnish or arrange for affiliates to furnish, the operations services described below, subject to the policies of, review by and overall control of the Board of Directors of the Corporation (the “Board”) for the period and on the terms and conditions set forth in this Services Agreement. NAM hereby accepts this appointment and agrees during such period to render such services and to assume the obligations herein set forth for no additional compensation beyond the compensation provided in the Investment Advisory Agreements.

2. Duties of the Operations Services Agent. NAM (or its affiliates) shall coordinate the day-to-day operations and administration of the Funds’ business (in addition to the management of the Funds’ investment portfolios). NAM shall provide the office space, facilities, equipment and sufficient personnel necessary to perform its obligations under this Services Agreement. Such services, subject to the policies of, review by and overall control of the Board, shall include the following:

i)	Coordinating, negotiating contractual arrangements with, and monitoring the performance of the Funds’ service providers, including the administrators, accounting agents, custodians, depositories, transfer agents and pricing agents, accountants, attorneys (other than counsel to the independent directors), printers, underwriters, brokers and dealers, insurers, and other persons in any capacity deemed to be necessary or desirable to the Corporation’s operations (the “Vendors”);
ii)	Overseeing and assisting with the preparation and filing of requested documents with the Securities and Exchange Commission (the “SEC”), state securities authorities and other regulatory organizations;
iii)	Assisting with the preparation and filing of the Corporation’s tax returns;
iv)	Monitoring each Fund’s operating expense budget;
v)	Assisting with the review and payment of each Fund’s expenses;
vi)	Overseeing the registration of shares of each Fund under applicable federal and state securities laws;
vii)	Maintaining or causing to be maintained for each Fund, all books, records and reports and any other information required under the 1940 Act;

viii)	Upon request, providing individuals to serve as officers of the Corporation or, pursuant to limited powers of attorney, to serve as authorized signers;
ix)	Overseeing the preparation of reports and notices to shareholders of the Funds, the administration of shareholder accounts and handling of shareholder relations; and
x)	Providing such other operational and ministerial services as the Board shall reasonably request.

In addition, NAM shall make reports to the Board in connection with the performance of its obligations hereunder and shall furnish to the Board advice and recommendations with respect to the day-to-day operational and business affairs of the Funds.

3. Fees. NAM shall not collect any fees for services rendered to the Corporation or Funds under this Agreement, but shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in carrying out its duties hereunder.

4. Services Not Exclusive. NAM’s services to the Corporation and the Funds pursuant to this Services Agreement are not deemed to be exclusive and it is understood that NAM may render similar services to other clients. In acting under this Services Agreement, NAM shall be an independent contractor and not an agent of the Corporation.

5. Limitation of Liability. NAM shall not be liable under this Services Agreement for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with the matters to which this Services Agreement relates, provided that nothing in this Services Agreement shall be deemed to protect or purport to protect NAM against any liability to the Corporation, the Funds or their shareholders to which NAM would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder. Any person, even if also employed by NAM, who may be or become an employee of and paid by the Corporation shall be deemed, when acting within the scope of his or her employment by the Corporation, to be acting in such employment solely for the Corporation and not as NAM’s employee or agent. NAM will not be responsible or liable for the acts or omissions of any person who is not NAM’s employee or agent.

6. Confidentiality. NAM agrees that it will not at any time during the term of this Services Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information, whether of the Corporation, the Funds, or their transfer agent, used or gained by NAM during performance under this Services Agreement (such “Confidential Information” shall include Customer Information, as defined below), unless required to do so by law or court order. NAM further covenants and agrees to retain all such Confidential Information in trust for the sole benefit of the Corporation, the Funds, or their transfer agent, and their successors or assigns. Confidential Information that is provided by the Corporation or its Vendors to NAM will be used by NAM only for the purpose for which it was provided, and access to that information will be restricted to NAM’s employees, agents, affiliates, or other representatives who require the information (or access to the information) to further that purpose.

Customer Information (as defined below) is and will remain the sole and exclusive property of the Corporation. “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s customers or prospective customers and plan administrators, including without limitation (i) name, address, e-mail address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interaction with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. Customer Information shall include all “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”)1. This Services Agreement shall not be construed as granting NAM any ownership rights to Customer Information.

NAM represents, covenants, and warrants that NAM will use Customer Information only in compliance with (i) the provisions of this Services Agreement, (ii) the Funds’ Privacy Policy, as amended and updated from time to time, and (iii) privacy laws applicable to its business, including the GLB Act; and as directed by the Board.

7. Duration and Termination of This Services Agreement. This Services Agreement shall be effective as of the above referenced date and shall remain in force thereafter, so long as the Investment Advisory Agreements are in effect.

8. Amendment of This Services Agreement. The parties may amend this Services Agreement by written instrument signed by both the Corporation and NAM.

9. Miscellaneous. The captions in this Services Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Services Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Services Agreement shall be construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or in a manner which would cause the Corporation to fail to comply with the requirements of Subchapter M of the Code.

If any provision of this Services Agreement shall be deemed unenforceable, the remaining provisions shall remain in effect.

[1]	Public Law 106-102, 113 Stat. 1138

IN WITNESS WHEREOF, the Corporation and NAM have caused this Services Agreement to be executed by their duly authorized officers as of the date first written above.

NOMURA PARTNERS FUNDS, INC. (on behalf of its series severally and not jointly)

By:	/s/ J. Douglas Azar
J. Douglas Azar
Chairman of the Board of Directors

NOMURA ASSET MANAGEMENT, U.S.A., INC.

By:	/s/ Shigeru Shinohara
Shigenru Shinohara
President and CEO

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